Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Declares Quarterly Distribution of $0.70 Per Unit; Announces Robinson Retirement from Alliance Board, Vining Election to Alliance Board, and Watson promotion to Senior Vice President

TULSA, OKLAHOMA, July 26, 2024 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that the Board of Directors of ARLP's general partner ("Board of Directors") approved a cash distribution to its unitholders for the quarter ended June 30, 2024 (the "2024 Quarter").

ARLP unitholders of record as of the close of trading on August 7, 2024 will receive a cash distribution for the 2024 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on August 14, 2024. The announced distribution is consistent with the cash distributions of $0.70 per unit for the quarters ended June 30, 2023 and March 31, 2024.

As previously announced, ARLP will report financial results for the 2024 Quarter before the market opens on Monday, July 29, 2024 and Alliance management will discuss these results during a conference call beginning at 10:00 a.m. Eastern that same day.

To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "Investors" section of ARLP's website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13747640.

In addition to the cash distribution for the 2024 Quarter, ARLP is announcing that John H. Robinson will retire from the Board of Directors at the end of the year.

"John has been an invaluable asset of Alliance since 1999," said Mr. Joseph W. Craft III, Chairman, President and CEO of ARLP's general partner.  "John's service on the Board of Directors has been instrumental to ARLP's success since its inception and we are grateful for his thoughtful guidance over the years and wish him the best in retirement."

Mr. Robinson has stepped down as Chairman of the Compensation Committee, but he will remain a member of the Audit, Compensation and Conflicts Committee until his retirement at the end of the year. Board of Director member Nick Carter, who is a member of the Compensation Committee, has been appointed as Chairman of such committee.  In addition, Wilson M. Torrence, who is the Chairman of the Audit Committee, has been appointed as a member of the Conflicts Committee.

ARLP is also announcing that on July 24, 2024, Paul H. Vining has been elected to the Board of Directors and will serve as the board's lead director. In such capacity, Mr. Vining will assist the Board of Directors and ARLP's management team on planning and other initiatives as directed from time to time by the Board of Directors or Mr. Craft.

"I am pleased to welcome Paul to the ARLP team," Mr. Craft said.  "Paul's extensive background and leadership in the natural resources mining industry brings a unique level of knowledge and experience of global energy markets to the Board of Directors. We look forward to working with Paul as lead director to continue positioning ARLP as a reliable energy provider now and into the future."

Mr. Vining has served as Chairman of the Board of Directors of Westmoreland Mining, LLC, a privately held coal producer, since October 2019, and as Chairman of the Board of Directors of The Frazier Quarry Inc. since July 2023.  From May through July 2022, Mr. Vining served as Chairman of the Board of Directors of Allegiance Coal Limited (ASX: AHQ) and from 2016 to 2019 served as a member of the Board of Directors of the general partner of then NYSE-listed Foresight Energy LP. Mr. Vining began his career in 1979 as a mineral engineer and has held a variety of senior executive positions over the years with several companies, including as Chief Executive Officer of Minerals Refining Company throughout 2022, Executive Vice President Global Investment and Development for Xcoal Energy and Resources LLC from 2019 to 2021, and Chief Executive Officer of The Cline Group, LLC from 2015 to 2019.  Prior to that, Mr. Vining held senior executive positions in several major companies including as Chief Operating Officer and then President of Alpha Natural Resources, Inc., President and Chief Operating Officer of Patriot Coal Company, Chief Executive Officer of Magnum Coal Company, Chief Commercial Officer of Arch Coal Inc. and Chief Commercial Officer of Peabody Energy, Corporation. Earlier in his career, Mr. Vining held various commercial and marketing positions at Massey Energy Company, Occidental Petroleum Corp., and ENI S.p.A. Mr. Vining holds a Bachelor and a Master of Science degree in Mining and Minerals Engineering from Columbia University and a Bachelor of Science degree in Chemistry from the College of William and Mary.

In addition to news regarding the Board of Directors, ARLP is announcing that Mark A. Watson has been promoted to the role of Senior Vice President – Operations and Technology of the Partnership's general partner.

"Please join me in congratulating Mark on his promotion to Senior Vice President," commented Mr. Craft. "Mark has been with Alliance since starting as an intern in 1994, holds a Bachelor of Science degree and a Master of Science degree in Electrical Engineering from the University of Kentucky, and has contributed significantly to the operations side as well as the technology development side of ARLP's business over many years. Mark's strong leadership and expertise at our Matrix Design Group ("Matrix") has seen Matrix expand its products and services beyond the domestic underground mining industry into the international mining and industrial markets positioning Matrix to accelerate innovation and growth at ARLP. In Mark's expanded role he will continue to lead Matrix as well as advance other technology growth opportunities in different markets for ARLP."

Concurrent with this announcement we are providing qualified notice to brokers and nominees that hold ARLP units on behalf of non-U.S. investors under Treasury Regulation Section 1.1446-4(b) and (d) and Treasury Regulation Section 1.1446(f)-4(c)(2)(iii). Brokers and nominees should treat one hundred percent (100%) of ARLP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  In addition, brokers and nominees should treat one hundred percent (100%) of the distribution as being in excess of cumulative net income for purposes of determining the amount to withhold. Accordingly, ARLP's distributions to non-U.S. investors are subject to federal income tax withholding at a rate equal to the highest applicable effective tax rate plus ten percent (10%). Nominees, and not ARLP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of non-U.S. investors.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com